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Exhibit 10.18

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

 AMENDMENT NO. 1 TO LETTER AGREEMENT

        This Amendment No. 1 ("Amendment No. 1") to the Development Program Letter Agreement is entered into and effective as of November 26, 2018 ("Amendment No. 1 Effective Date") by and between Aridis Pharmaceuticals, Inc. ("Aridis") and Cystic Fibrosis Foundation Therapeutics, Inc. ("CFFT").

        WHEREAS, Aridis and CFFT entered into the Development Program Award Letter Agreement, dated as of December 30, 2016 (the "Agreement");

        WHEREAS, Section 11(f) of the Agreement permits either party to assign its rights under the Agreement to an Affiliate of such party;

        WHEREAS, CFFT has assigned the Agreement to its Affiliate, the Cystic Fibrosis Foundation ("CFF");

        WHEREAS, Aridis desires to modify the Award amount, Milestones and Milestone Payments set forth in the Agreement; and

        WHEREAS, CFF is willing to modify the Award amount, Milestones and the Milestone Payments in accordance with the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants set forth in the Agreement and this Amendment No. 1 and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

  1.
  Assignment of Agreement from CFFT to CFF.    All references to "Cystic Fibrosis Foundation Therapeutics, Inc." in the Agreement are hereby deleted and replaced with "Cystic Fibrosis Foundation" and all references to "CFFT" in the Agreement are hereby deleted and replaced with "CFF".

  2.
  Amendment to Amount of Award.    The Amount of the Award in the heading on page 1 of the Agreement is hereby amended by deleting the amount "$2,902,097.00" and inserting in lieu thereof the amount "$7,465,583.00".

  3.
  Amendment to Paragraphs 2(a) and 2(b).    Paragraphs 2(a) and 2(b) of the Agreement are hereby deleted and restated as follows:

    "(a) Aridis shall pay to CFF a one-time amount equal to the Cap. Such amount shall be paid in not more than five (5) annual installments, as follows: within ninety (90) days of the end of the calendar year in which the First Commercial Sale occurs, and within ninety (90) days of the end of each subsequent calendar year until the Cap is paid, Aridis shall pay *% of Net Sales for that calendar year up to the amount of the Cap (except that in the fifth installment, if any, Aridis shall pay the remaining unpaid portion of the Cap, regardless of the percentage of Net Sales or fraction of Cap such payment would represent)

    "(b) [this section intentionally blank]."

(*)
Certain information on this page has been omitted and will be separately filed with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

  4.
  Amendment to Paragraph 12, Definitions.    The definition of "Cap" in Paragraph 12 is hereby deleted and replaced with the following:

  •
  "Cap" shall mean * times the Actual Award.

  5.
  Amendment to Paragraph 2(c).    Paragraph 2(c) of the Agreement is hereby deleted and restated as follows:

    "(c) In the event Aridis licenses rights to the Product in the Field, sells the Product, or consummates a Change of Control Transaction (collectively a "Disposition Transaction") prior to the First Commercial Sale, Aridis shall pay to CFF an amount equal to (i) * percent (*%) of the amounts received by Aridis and its shareholders in connection with a Disposition Transaction (whether paid upfront or in accordance with subsequent milestones and whether paid in cash or property) up to * times the Actual Award (the "Disposition Payment"). The Disposition Payment shall be made within sixty (60) days after the closing of a Disposition Transaction. The Disposition Payment shall reduce the amounts otherwise due to CFF under Paragraph 2(b)."

  6.
  Amendment to Paragraph 11.    Paragraph 11(d) to the Agreement is hereby amended by deleting all references to the address "6931 Arlington Rd. Suite 200" contained therein and inserting in lieu thereof the address "4550 Montgomery Ave. Suite 1100 N".

  7.
  Amendment to Exhibit B (Payment Schedule) of the Agreement.    Exhibit B of the Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Payment Schedule attached to this Amendment No. 1 as Exhibit B-1.

  8.
  Defined Terms and Agreement Continuing Effect.    Except as provided in this Amendment No. 1, the terms and conditions of the Agreement shall remain in full force and effect and capitalized terms shall have the same meaning as ascribed to such terms in the Agreement. This Amendment No. 1 is hereby integrated into and made part of the Agreement. The execution, delivery and effectiveness of this Amendment No. 1 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the parties to the Agreement, nor constitute a waiver of any provision of the Agreement.

  9.
  Counterparts.    This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

SIGNATURES IMMEDIATELY FOLLOWING ON NEXT PAGE

(*)
Certain information on this page has been omitted and will be separately filed with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

        In WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the Amendment No. 1 Effective Date written above.

Cystic Fibrosis Foundation			Aridis Pharmaceuticals, Inc.
By:	/s/ CHRIS GEGELYS		By:	/s/ VU TRUONG
	Name:	Chris Gegelys		Name:	Vu L. Truong
	Title:	SVP & Chief Legal Officer		Title:	CEO
Cystic Fibrosis Foundation
By:	/s/ VERA H. TWIGG
	Name:	Vera H. Twigg
	Title:	EVP & CEO
Cystic Fibrosis Foundation Therapeutics, Inc.
By:	/s/ MARC GINSLY
	Name:	Marc Ginsly
	Title:	EVP & COO

EXHIBIT B-1

Payment Schedule

Milestone	Milestone Payment		Expected Milestone Estimated Completion Date
Payments made prior to Amendment No. 1 Execution Date	$	*	*
Completion of 4-week GLP inhalational toxicology studies	$	*	*
IND opened	$	*	*
Completion of SAD and considered safe to proceed to MAD (DSMB review)	$	*	*
Completion of MAD and considered safe to proceed to Ph2a (TDN DSMB review)	$	*	*
First CF patient, first dose in Phase 2A clinical study	$	*	*
Median CF patient, first dose in Phase 2A clinical study	$	*	*
Last CF patient, last visit in Phase 2A clinical study	$	*	*
Final integrated clinical and statistical report reviewed and approved by CFFT	$	*	*

(*)
Certain information on this page has been omitted and will be separately filed with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

        Payments shall be made by CFF within forty-five (45) days of receipt from Aridis of the corresponding invoice and supporting documentation verifying occurrence of such milestone and PAG verification.

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  Exhibit 10.18
AMENDMENT NO. 1 TO LETTER AGREEMENT
EXHIBIT B-1
Payment Schedule